EXHIBIT 10.1

REGENXBIO INC.

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

(as amended on June 3, 2022)

A.	Cash Compensation
1.	Board retainer: $45,000 per year for each non-employee director, paid in quarterly installments in arrears.
2.	Chairman of the Board retainer: $35,000 per year, paid in quarterly installments in arrears.
3.	Lead Independent Director retainer: $25,000 per year, paid in quarterly installments in arrears.
4.

Committee chair retainer: $20,000 per year for the Audit Committee chair, $15,000 per year for the Compensation Committee chair, and $10,000 per year for the Nominating and Corporate Governance Committee chair, paid in quarterly installments in arrears.

5.

Committee member retainer: $10,000 per year for each non-chair member of the Audit Committee, $7,500 per year for each non-chair member of the Compensation Committee, and $5,000 per year for each non-chair member of the Nominating and Corporate Governance Committee, paid in quarterly installments in arrears.

B.	Equity Compensation

For purposes of this Compensation Program for Non-Employee Directors, “Value” means the grant date fair value of the option and/or restricted stock unit (“RSU”) award determined in accordance with the reasonable assumptions and methodologies employed by REGENXBIO Inc. (the “Company”).

1.

Initial equity award grant: Each newly appointed non-employee director will receive an initial equity award grant with an aggregate Value of $550,000, of which 75% of the Value shall be in the form of a non-statutory stock option and 25% of the Value shall be in the form of RSUs, in each case rounded down to the nearest whole share.  The exercise price per share for each option shall equal 100% of the Fair Market Value (as defined in the 2015 Equity Incentive Plan (the “EIP”)) of a share of common stock of the Company on the date the option is granted.  The option shall vest in equal monthly installments over the 36 months following the grant date, with immediate full vesting in the event of a Change in Control (as defined in the EIP).  The RSUs shall vest over a three-year period, with one-third of the aggregate number of shares subject to the RSU award vesting on each of the first, second and third anniversaries of the first day of the month in which the RSUs were granted, with immediate full vesting in the event of a Change in Control.  The option and RSUs will be granted by the Compensation Committee under the EIP in conjunction with the director’s initial appointment or election to the Board.

2.

Annual equity award grant: Each non-employee director will receive an annual equity award grant with an aggregate Value of $275,000, of which 75% of the Value shall be in the form of a non-statutory stock option and 25% of the Value shall be in the form of RSUs.  The exercise price per share price for each option shall equal 100% of the Fair Market Value of a share of common stock of the Company on the date the option is granted.  The option shall vest in equal monthly installments over the 12 months following the grant date, with immediate full vesting in the event of a Change in Control. The RSUs shall vest in full on the first anniversary of the first day of the month in which the RSUs were granted, with immediate full vesting in the event of a Change in Control.  The option and RSUs will be granted by the Compensation Committee under the EIP as of the date of the Company’s annual meeting of stockholders.

C.	Other Items
1.	Non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred to attend Board and Committee meetings.
2.	Customary director and officer insurance is provided for non-employee directors.

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